Exhibit 21.1

                                  Subsidiaries




         Name                                                 Jurisdiction
         -------                                              --------------
Clark Material Handling Gmbh                                  Germany

Clark Maquinaria S.A.                                         Spain

Clark Material Handling France                                France

Clark Forklift Korea, Inc.                                    Korea

Clark Empilhaderas do Brasil Ltda.                            Brazil

Hydroelectric Lift Trucks, Inc.                               United States

Blue Giant Limited                                            Canada

Blue Giant Corporation                                        United States